Exhibit 99.1

AMCOL INTERNATIONAL (NYSE: ACO) REPORTS 34 PERCENT INCREASE IN FOURTH QUARTER
       DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OVER 2003

     ARLINGTON HEIGHTS, Ill., Jan. 18 /PRNewswire-FirstCall/ -- AMCOL International Corp. (NYSE: ACO) today reported its unaudited results for the fourth quarter and year ended December 31, 2004. Income from continuing operations was $6.3 million, or $0.20 per diluted share, for the fourth quarter of 2004 compared with $4.6 million, or $0.15 per diluted share, in the prior year period. As compared with the prior year's fourth quarter, the 2004 fourth quarter was positively impacted by approximately $0.04 per diluted share from continuing operations due to a lower effective income tax rate. This release should be read in conjunction with the attached unaudited condensed consolidated financial statements, including the footnote detailing the reclassification of certain amounts for the 2003 periods to conform to the current year presentation.

     Net sales in the fourth quarter of 2004 were $111.6 million compared to $93.6 million for the same period in 2003. Operating profit was $7.1 million compared to $6.4 million in the fourth quarters of 2004 and 2003, respectively.

     Income from continuing operations for 2004 was $27.5 million, or $0.89 per diluted share, compared with $19.9 million, or $0.67 per diluted share, for the prior year. Weighted average common and common equivalent shares increased by 3 percent from 2003. Net sales were $458.5 million for the year ended December 31, 2004, compared with $372.0 million in the prior year. Operating profit was $37.0 million in 2004 compared with $28.9 million in 2003.

     "AMCOL International completed a very good year, with sales in excess of $450 million and operating profit of $37 million, increases of approximately 23 percent and 28 percent respectively over 2003. While it is gratifying to have achieved these results, our operating profit increase from continuing operations in the fourth quarter did not keep pace with our increase in sales revenues," said Larry Washow, AMCOL president and chief executive officer. "This resulted in part from the increase in raw material, energy and transportation costs. It is our objective, however, to achieve earnings growth in excess of sales growth as we go forward."

     Washow noted, "Our minerals segment continued to be AMCOL's largest sales producer with 57 percent of our 2004 total. Metalcasting remains our largest group with increased sales in the face of a stable U.S. market. This group continued to expand globally in our traditional market, but as a leader in the metalcasting industry, product line expansion is a natural stepping stone to furthering this group's sales."

     Washow added, "Also in the minerals segment, our detergent group had a weaker fourth quarter as customer product changes impacted our revenues. Margins in the pet products group were also down as packaging and freight costs negatively impacted our results."

     Washow continued, "Our environmental segment enjoyed another year of growth, reaching a new level of profitability and sales. With European operations as a major contributor, the environmental segment benefited from internal growth as well as the European lining technology acquisition made in the first quarter of 2004, which contributed immediately to our top line and positioned us for further growth."

     Washow said, "Our lining technologies and building materials groups continue to grow their market presence around the world. Demand within our targeted markets, technology introductions and increasing performance for our environmental products and services have led to another very positive year for these groups. The oilfield services group did not meet expectations, being hampered in part by the transition of the acquisition completed in early 2004. Critically important to this group's future growth are sales of improved filtration technology to offshore production platforms and onshore pipelines."

     Washow noted that AMCOL's transportation segment also completed a strong year, in spite of increased diesel fuel costs.

     Washow concluded, "We have set clear, attainable goals for 2005. With our solid foundation in diverse products and our aggressive global penetration, we expect AMCOL's returns should continue to grow."

     Net income was $6.3 million, or $ 0.20 per diluted share, for the fourth quarter of 2004 compared with $13.6 million, or $0.44 per diluted share, in the prior year period. The 2003 fourth quarter included $8.9 million of income from discontinued operations, or $0.29 per diluted share. Net income for 2004 was $27.5 million, or $0.89 per diluted share, compared with $28.9 million or $0.97 per diluted share, for the prior year. Net income for 2003 includes $8.9 million of income from discontinued operations, or $0.30 per diluted share. This income resulted from income tax benefits relating to the Company's discontinued U.K. metalcasting business that was sold in 2001.

     SEGMENT DISCUSSIONS

     Minerals
     The minerals segment, which accounted for approximately 57 percent of consolidated net sales for 2004, reported a sales increase of 21 percent, and a 29 percent increase in operating profit. Fourth quarter sales and operating profits for the minerals segment were up 13 percent and down 1 percent, respectively.

     Environmental
     The Company's environmental segment, which accounted for approximately 37 percent of AMCOL's consolidated net sales for 2004, registered an operating profit of $20.8 million compared with an operating profit of $17.9 million in 2003, on a sales increase of 30 percent.

     Transportation
     AMCOL's transportation operations, which accounted for approximately 9 percent of the Company's consolidated net sales, including inter-segment shipping revenue, reported an 8 percent increase in sales for the year compared to 2003. Operating profit for 2004 was up 11 percent over the prior year.

     FINANCIAL OVERVIEW
     Total long-term and short-term debt amounted to $34.3 million at December 31, 2004, compared with $9.0 million at December 31, 2003. Debt was 14 percent of total capitalization as of December 31, 2004, compared with 4.7 percent as of December 31, 2003. Cash and cash equivalents were $17.6 million at the end of 2004 compared with $13.5 million in 2003.

     For the year 2004, general, selling and administrative expenses were 17 percent of net sales compared with 18 percent in 2003. In the fourth quarter, general, selling and administrative expenses for the environmental segment were reduced by approximately $1.2 million due to a change in the estimate of a long-term incentive compensation accrual. Also in this quarter, as further detailed in the unaudited financial statements accompanying this earnings release, the Company changed its classification of commissions earned by independent sales representatives from a sales deduction to general, selling and administrative expenses.

     Net interest expense for 2004 was $0.8 million compared with $0.3 million in the previous year.

     Shares outstanding at December 31, 2004, were approximately 29.4 million compared with approximately 29.1 million at December 31, 2003. Weighted average common and common equivalent shares outstanding increased by 3 percent for the full year and remained the same during the fourth quarter of 2004.

     For the year, the Company repurchased approximately 183 thousand shares of its common stock at an aggregate cost of $2.9 million, or an average price of $15.70 per share. Approximately $10 million remains available in the stock repurchase program approved by the Board of Directors in May 2004.

     AMCOL's financial condition at December 31, 2004, included working capital of approximately $122.5 million and a current ratio of 3.0-to-1. Working capital was $87.0 million and the current ratio was 2.7-to-1 at December 31, 2003.

     This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission.

     AMCOL International Corp., headquartered in Arlington Heights, Ill., produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Co.), Volclay International, Nanocor and the transportation operations, Ameri- Co Carriers, Inc. and Ameri-Co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is http://www.amcol.com. AMCOL's fourth quarter conference call will be available live on Jan. 18, 2005 at 11 a.m. EST on the AMCOL website.

                         AMCOL INTERNATIONAL CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                     (In thousands, except number of shares)

                                Twelve months ended             Three months ended
                                    December 31,                   December 31,
                            ----------------------------    ----------------------------
                                2004            2003            2004            2003
                            ------------    ------------    ------------    ------------
Continuing Operations
Net sales (1)               $    458,511    $    371,966    $    111,603    $     93,567
Cost of sales                    342,584         274,415          85,571          69,414

  Gross profit (1)               115,927          89,551          26,032          22,366

General, selling and
 administrative
 expenses (1)                     78,894          68,614          18,964          17,755

  Operating profit                37,033          28,937           7,068           6,398

Other income (expense):
  Interest income
   (expense), net                   (825)           (280)           (238)             13
  Other income, net                  225             604             294             333
                                    (600)            324              56             346
  Income before
   income taxes and
    equity in income
     of minority
     interest and                 36,433          29,261           7,124           6,744
    joint ventures
Income taxes                      10,163           9,946           1,189           2,290
  Income before
   equity in income
   of minority
    interest and
     joint ventures               26,270          19,315           5,935           4,454

Income from minority
 interest and joint
 ventures                          1,180             600             375             190

  Income from
   continuing
   operations               $     27,450    $     19,915    $      6,310    $      4,644

Discontinued
 Operations
Gain on 2001 disposal
 (including income
 tax benefits of $8,741
   in 2003)                            0           8,950               0           8,950

Net income                  $     27,450    $     28,865    $      6,310    $     13,594

Earnings per share

Weighted average
 common shares
 outstanding                  29,140,892      28,357,009      29,230,659      28,893,630
Weighted average
 common and common
  equivalent shares
   outstanding                30,729,645      29,849,578      30,836,292      30,707,027

Basic earnings per
 share
  Continuing
   operations               $       0.94    $       0.70    $       0.22    $       0.16
  Gain on disposal                  0.00            0.32            0.00            0.31
  Net income                $       0.94    $       1.02    $       0.22    $       0.47

Diluted earnings per
 share
  Continuing
   operations               $       0.89    $       0.67    $       0.20    $       0.15
  Gain on disposal                  0.00            0.30            0.00            0.29
  Net income                $       0.89    $       0.97    $       0.20    $       0.44

Dividends declared
 per share                  $       0.32    $       0.16    $       0.09    $       0.05

                         AMCOL INTERNATIONAL CORPORATION

                CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                     (In thousands, except number of shares)

                                           December 31,   December 31,
                                               2004           2003
                                           ------------   ------------
ASSETS

Cash                                       $     17,594   $     13,525
Accounts receivable, net                         86,128         60,997
Inventories                                      64,213         46,182
Income tax receivable                                 -          8,445
Other current assets                             14,555          9,147

    Total current assets                        182,490        138,296

Property, plant, equipment and
 mineral rights                                  93,844         86,996

Investments in and advances to joint
 ventures                                        15,023         13,068
Intangible assets                                19,253          6,978
Assets held for sale                                752              0
Other long-term assets                           13,780         13,439

                                           $    325,142   $    258,777

LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                              $          -   $        844
Accounts payable                                 25,473         20,365
Income tax payable                                1,247              -
Accrued liabilities                              33,292         30,142

    Total current liabilities                    60,012         51,351

Long-term debt                                   34,295          9,006

Minority interest in subsidiaries                     5            116
Other long-term obligations                      19,848         13,815

                                                 19,853         13,931

Stockholders' equity                            210,982        184,489

                                           $    325,142   $    258,777
Common shares outstanding
 at the end of the period                    29,395,755     29,107,746

                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                                 (In thousands)

                                               Twelve months ended
                                                   December 31,
                                           ---------------------------
                                               2004           2003
                                           ------------   ------------
Cash flows from operating activities:
   Income from continuing operations       $     27,450   $     19,915
   Adjustments to reconcile income from
     continuing operations to net cash
     provided by operating activities:
      Depreciation, depletion, and
       amortization                              19,181         18,160
      Decrease (increase) in current
       assets                                   (32,152)       (20,671)
      Decrease (increase) in noncurrent
       assets                                    (1,810)        (3,467)
      Increase (decrease) in current
       liabilities                               10,366         10,484
      Increase (decrease) in
       noncurrent liabilities                     1,196            937
      Other                                       2,402           (360)

      Net cash provided by operating
       activities                                26,633         24,998

Cash flows from investing activities:
   Acquisition of land, depreciable
    and intangible assets                       (21,400)       (15,795)
   Acquisitions                                 (14,335)        (7,144)
   Other                                            777          1,401

      Net cash used in investing
       activities                               (34,958)       (21,538)

Cash flows from financing activities:
   Net change in outstanding debt                20,490         (8,324)
   Dividends paid                                (9,377)        (4,560)
   Proceeds from exercise of stock
    options                                       1,090          5,287
   Purchases of treasury stock                   (2,879)        (1,593)

      Net cash used in financing
       activities                                 9,324         (9,190)

Effect of foreign currency rate
 changes on cash                                  3,070          3,658

Net increase (decrease) in cash and
 cash equivalents                                 4,069         (2,072)

Cash and cash equivalents at
 beginning of period                             13,525         15,597

Cash and cash equivalents at end of
 period                                    $     17,594   $     13,525

                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                                 SEGMENT RESULTS
                                   (Unaudited)
                             (Dollars in thousands)

MINERALS

                                           Quarter ended December 31,                    2004 vs. 2003
                              --------------------------------------------------    -----------------------
                                       2004                       2003               $Change      %Change
                              -----------------------    -----------------------    ----------   ----------
Product sales (1)             $   59,517                 $   52,796
Shipping revenue                   5,525                      4,558
Net sales (1)                     65,042        100.0%       57,354        100.0%        7,688         13.4%
Cost of sales-product             47,680                     41,277
Cost of sales-shipping             5,525                     4,558
Cost of sales                     53,205         81.8%       45,835         79.9%
   Gross profit (1)               11,837         18.2%       11,519         20.1%          318          2.8%
General, selling and
  administrative exp. (1)          5,327          8.2%        4,950          8.6%          377          7.6%
   Operating profit                6,510         10.0%        6,569         11.5%          (59)        -0.9%

ENVIRONMENTAL

                                           Quarter ended December 31,                    2004 vs. 2003
                              --------------------------------------------------    -----------------------
                                       2004                       2003               $Change      %Change
                              -----------------------    -----------------------    ----------   ----------
Product sales (1)             $   38,575                 $   28,115
Shipping revenue                   1,757                      2,174
Net sales (1)                     40,332        100.0%       30,289        100.0%       10,043         33.2%
Cost of sales-product             25,488                     16,395
Cost of sales-shipping             1,757                      2,174
Cost of sales                     27,245         67.6%       18,569         61.3%
   Gross profit (1)               13,087         32.4%       11,720         38.7%        1,367         11.7%
General, selling and
  administrative exp. (1)          8,529         21.1%        8,740         28.9%         (211)        -2.4%
   Operating profit                4,558         11.3%        2,980          9.8%        1,578         53.0%

TRANSPORTATION

                                           Quarter ended December 31,                    2004 vs. 2003
                              --------------------------------------------------    -----------------------
                                       2004                       2003               $Change      %Change
                              -----------------------    -----------------------    ----------   ----------
Net sales                     $   10,281        100.0%   $    8,995        100.0%        1,286         14.3%
Cost of sales                      9,173         89.2%        8,081         89.8%
   Gross profit                    1,108         10.8%          914         10.2%          194         21.2%
General, selling and
  administrative exp.                748          7.3%          619          6.9%          129         20.8%
   Operating profit           $      360          3.5%   $      295          3.4%           65         22.0%

CORPORATE

                                           Quarter ended December 31,                    2004 vs. 2003
                              --------------------------------------------------    -----------------------
                                       2004                       2003               $Change      %Change
                              -----------------------    -----------------------    ----------   ----------
Intersegment shipping
 revenues                     $   (4,052)                $   (3,071)
Intersegment shipping
 costs                            (4,052)                    (3,071)
   Gross profit                        -                          -
General, selling and
  administrative exp.              3,427                      2,555                        872         34.1%
Nanocomposites                       933                        891                         42          4.7%
   Operating loss             $   (4,360)                $   (3,446)                      (914)       -26.5%

                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                                 SEGMENT RESULTS
                                   (Unaudited)
                             (Dollars in thousands)

MINERALS

                                      Twelve months ended December 31,                   2004 vs. 2003
                              --------------------------------------------------    -----------------------
                                       2004                       2003               $Change      %Change
                              -----------------------    -----------------------    ----------   ----------
Product sales (1)             $  240,403                 $  198,340
Shipping revenue                  23,068                     18,764
Net sales (1)                    263,471        100.0%      217,104        100.0%       46,367         21.4%
Cost of sales-product            187,728                    155,284
Cost of sales-shipping            23,068                     18,764
Cost of sales                    210,796         80.0%      174,048         80.2%
   Gross profit (1)               52,675         20.0%       43,056         19.8%        9,619         22.3%
General, selling and
  administrative exp. (1)         22,394          8.5%       19,633          9.0%        2,761         14.1%
   Operating profit           $   30,281         11.5%   $   23,423         10.8%        6,858         29.3%

ENVIRONMENTAL

                                      Twelve months ended December 31,                   2004 vs. 2003
                              --------------------------------------------------    -----------------------
                                       2004                       2003               $Change      %Change
                              -----------------------    -----------------------    ----------   ----------
Product sales (1)             $  159,790                 $  121,795
Shipping revenue                  10,362                      9,556
Net sales (1)                    170,152        100.0%      131,351        100.0%       38,801         29.5%
Cost of sales-product            101,009                     71,341
Cost of sales-shipping            10,362                      9,556
Cost of sales                    111,371         65.5%       80,897         61.6%
   Gross profit (1)               58,781         34.5%       50,454         38.4%        8,327         16.5%
General, selling and
  administrative exp. (1)         38,028         22.3%       32,599         24.8%        5,429         16.7%
   Operating profit           $   20,753         12.3%   $   17,855         13.6%        2,898         16.2%

TRANSPORTATION

                                      Twelve months ended December 31,                   2004 vs. 2003
                              --------------------------------------------------    -----------------------
                                       2004                       2003               $Change      %Change
                              -----------------------    -----------------------    ----------   ----------
Net sales                     $   40,650        100.0%   $   37,549        100.0%        3,101          8.3%
Cost of sales                     36,179         89.0%       33,508         89.2%
   Gross profit                    4,471         11.0%        4,041         10.8%          430         10.6%
General, selling and
  administrative exp.              2,751          6.8%        2,494          6.6%          257         10.3%
   Operating profit           $    1,720          4.2%   $    1,547          4.1%          173         11.2%

CORPORATE

                                      Twelve months ended December 31,                   2004 vs. 2003
                              --------------------------------------------------    -----------------------
                                       2004                       2003               $Change      %Change
                              -----------------------    -----------------------    ----------   ----------
Intersegment shipping
 revenues                     $  (15,762)                $  (14,038)
Intersegment shipping
 costs                           (15,762)                   (14,038)
   Gross profit                        -                          -
General, selling and
  administrative exp.             12,066                     10,090                      1,976         19.6%
Nanocomposites                     3,655                      3,798                       (143)        -3.8%
   Operating loss             $  (15,721)                $  (13,888)                    (1,833)       -13.2%

(1) Net sales in period prior to the fiscal year and quarter ended December 31, 2004 were reported net of commissions earned by independent sales representatives. Effective for the fiscal year and quarter ended December 31, 2004, these commissions are included in general, selling and administrative expenses. Thus, for the fiscal year and quarter ended December 31, 2003, these commissions have been reclassified to conform to the current year accounting presentation. This change in accounting presentation did not impact reported net income or earnings per share.

SOURCE  AMCOL International Corp.
  -0-                             01/18/2005
  /CONTACT: Jennifer Melsheimer, Investor Relations Manager of AMCOL International Corp., +1-847-394-8730/
  /Web site:  http://www.amcol.com /